Exhibit 16.1

August 20, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Commissioners:

We have read the statements included in the “CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT” section of the Amendment No. 1 to Form F-1, as amended (file No.: 333-288664) (the “Filing”) of Smart Logistics Global Limited (the “Company”), which we understand will be filed with the Securities and Exchange Commission on August 20, 2025. We agree with the statements relating only to UHY LLP in such Filing; we are not in a position to agree or disagree with other statements contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing Filing.

Very truly yours,

/s/ UHY LLP

Irvine, California